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                                                                Exhibit (9)(n)
                    TRANSFER AGENCY AND REGISTRAR AGREEMENT


         AGREEMENT, dated as of January 1, 1992, between GW SIERRA TRUST FUNDS, (the "Trust"), a Massachusetts business trust having its principal place of business at 888 South Figueroa Street, Suite 1100, Los Angeles, California 90017, and Great Western Financial Fund Administration Corporation ("GW Administration," the "Transfer Agent") a corporation organized under the laws of California.

                                   WITNESSETH

         That for and in consideration of the mutual covenants and promises hereinafter set forth, the Trust and the Transfer Agent agree as follows:

         1. Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                 (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, Partnership Agreement, or similar organizational document as the case may be, of the Trust as the same may be amended from time to time.

                 (b) "Authorized Person" shall be deemed to include any person, whether or not such person is an officer or employee of the Trust, duly authorized to give Oral Instructions or Written Instructions on behalf of the Trust as indicated in a certificate furnished to the Transfer Agent pursuant to
Section 4(c) hereof as may be received by the Transfer Agent from time to time.

                 (c) "Board of Trustees" shall mean the Board of Trustees of the Trust.

                 (d) "Commission" shall mean the Securities and Exchange Commission.

                 (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Trust may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                 (f) "Oral instructions" shall mean instructions, other than Written Instructions, actually received by the Transfer Agent from a person reasonably believed by the Transfer Agent to be an Authorized Person.

                 (g) "Prospectus" shall mean the most recently dated Trust Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.
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                 (h)      "Shares" refers collectively to such shares of
capital stock, beneficial interest or limited partnership interests, as the case may be, of the Trust as may be issued from time to time and, if the Trust is a closed-end or a series fund, as such terms are used in the 1940 Act any other classes or series of stock, shares of beneficial interest or limited partnership interests that may be issued from time to time.

                 (i) "Shareholder" shall mean a holder of shares of capital stock, beneficial interest or any other class or series, and also refers to partners of limited partnerships.

                 (j) "Trust" refers to GW Sierra Global Income Money Market Fund, GW Sierra U.S. Government Money Market Fund, GW Sierra California Municipal Money Market Fund, GW Sierra U.S. Government Securities Fund, GW Sierra California Municipal Income Fund, GW Sierra National Municipal Income Fund, GW Sierra Corporate Income Fund, GW Sierra Growth and Income Fund, GW Sierra Equity Opportunity Fund, GW Sierra Strategic International Fund and such other separate and distinct portfolios as may be established and designated by the Trust and as agreed upon by the Trust and the Transfer Agent.

                 (k) "Written Instructions" shall mean a written communication signed by a person reasonably believed by the Transfer Agent to be an Authorized Person and actually received by the Transfer Agent. Written instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

                 (l) "1940 Act" shall mean the Investment Company Act of 1940 and the Rules and Regulations promulgated thereunder, as amended from time to time.

         2. Appointment of the Transfer Agent. The Trust hereby appoints and constitutes the Transfer Agent as transfer agent, registrar and dividend disbursing agent for Shares of the Trust and as shareholder servicing agent for the Trust. The Transfer Agent accepts such appointments or appoints a service agent and agrees to perform the duties hereinafter set forth.

         3.      Compensation.

                 (a) The Trust will compensate or cause the Transfer Agent to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule A and incorporated herein. The Transfer Agent will transmit an invoice to the Trust as soon as practicable after the end of each calendar month which will be detailed in accordance with Schedule A, and the Trust will pay to the Transfer Agent the amount of such invoice as soon as reasonable after the Trust's receipt of the invoice.

                 In addition, the Trust agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by the Transfer Agent and its service agent in the performance of the duties





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hereunder.  Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule B and incorporated herein. Schedule B may be modified by the Transfer Agent upon not less than 30 days' prior written notice to the Trust. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by the Transfer Agent and its service agent in the performance of the obligations hereunder. Reimbursement by the Trust for expenses incurred by the Transfer Agent and its service agent in any month shall be made as soon as practicable after the receipt of an itemized bill from the Transfer Agent.

                 (b) Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule A, a revised fee schedule executed and dated by the parties hereto.

         4. Documents. In connection with the appointment of the Transfer Agent, the Trust shall deliver or caused to be delivered to the Transfer Agent or its service agent the following documents on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for the Transfer Agent and its service agent to prepare to perform its duties hereunder:

                 (a) All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Trust.

                 (b) A signature card bearing the signatures of any officer of the Trust or other Authorized Person who will sign Written Instructions or is authorized to give Oral Instructions.

                 (c)      A certified copy of the Articles of Incorporation.

                 (d) A certified copy of the By-laws of the Trust, as amended.

                 (e) A copy of the resolution of the Board of Trustees authorizing the execution and delivery of this Agreement.

                 (f) A certified list of Shareholders of the Trust with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Trust held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Trust.

                 (g) An opinion of counsel for the Trust with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933, as amended.

         5. Further Documentation. The Trust will also furnish the Transfer Agent and its service agent with copies of the following documents promptly after the same shall become available:





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                 (a)      each resolution of the Board of Trustees authorizing
the issuance of Shares;

                 (b) any registration statements filed on behalf of the Trust and all pre-effective and post-effective amendments thereto filed with the Commission;

                 (c) a certified copy of each amendment to the Articles of Incorporation or the By-laws of the Trust;

                 (d) certified copies of each resolution of the Board of Trustees or other authorization designating Authorized Persons; and

                 (e) such other certificates, documents, or opinions as the Transfer Agent may be reasonably request in connection with the performance of its duties hereunder.

         6. Representations of the Trust. The Trust represents to the Transfer Agent that all outstanding Shares are validly issued, fully paid and non-assessable. When Shares are hereafter issued in accordance with the terms of the Trust's Articles of Incorporation and its Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

         7. Distributions Payable in Shares. In the event that the Board of Trustees of the Trust shall declare a distribution payable in Shares, the Trust shall deliver or cause to be delivered to the Transfer Agent or its service agent written notice of such declaration signed on behalf of the Trust by an officer thereof, upon which the Transfer Agent or its service agent shall be entitled to rely for all purposes, certifying (i) the identity of the Shares involved, (ii) the number of Shares involved, and (iii) that all appropriate action has been taken.

         8. Duties of the Transfer Agent. The Transfer Agent or its designee shall be responsible for administering and/or performing those functions typically performed by a transfer agent; for acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer, and redemption or repurchase (including coordination with the Custodian) of Shares in accordance with the terms of the Prospectus and applicable law. The operating standards and procedures to be followed shall be determined from time to time by agreement between the Trust and the Transfer Agent and shall initially be as described in Schedule C attached hereto. In addition, the Trust shall deliver to the Transfer Agent all notices issued by the Trust with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Trust or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meeting of shareholders and any other notices required thereby.

         9. Record Keeping and Other Information. The Transfer Agent shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule C





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in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. All records shall be available during regular business hours for inspection and use by the Trust. Where applicable, such records shall be maintained by the Transfer Agent and its designee for the periods and in the places required by Rule 3la-2 under the 1940 Act.

                 Upon reasonable notice by the Trust, the Transfer Agent and its designee shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Trust, or any person retained by the Trust as may be necessary for the Trust to evaluate the quality of the services performed by the Transfer Agent pursuant hereto.

         10. Other Duties. In addition to the duties set forth in Schedule C, the Transfer Agent shall perform such other duties and functions, and shall be paid such amounts therefore, as may from time to time be agreed upon in writing between the Trust and the Transfer Agent. The compensation for such other duties and functions shall be reflected in a written amendment to Schedule A or B and the duties and functions shall be reflected in an amendment to Schedule C, both dated and signed by authorized persons of the parties hereto.

         11.     Reliance by Transfer Agent; Instructions

                 (a) The Transfer Agent will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Trust pursuant to Section 4(b).

                 (b) At any time, the Transfer Agent may apply to any Authorized Person of the Trust for Written Instructions and may seek advice from legal counsel for the Trust, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Trust or for the Transfer Agent. Written Instructions requested by the Transfer Agent will be provided by the Trust within a reasonable period of time. In addition, the Transfer Agent, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Trust only if said representative is an Authorized Person. The Trust agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Trust's failure to so shall not impair in any respect the Transfer Agent's right to rely on Oral Instructions. The Transfer Agent shall have no duty or obligation to inquire into, nor shall the Transfer Agent be responsible for, the legality of any act done by it upon the request or direction of a person reasonably believed by the Transfer Agent to be an Authorized Person.

                 (c) Notwithstanding any of the foregoing provisions of this Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for: (i)





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the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Trustees, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

         12. Acts of God, etc. The Transfer Agent win not be liable or responsible for delays or errors by acts of God or by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, mechanical breakdown, insurrection, war, riots, or failure or unavailability of transportation, communication or power supply, fire, flood or other catastrophe.

         13. Duty of Care and Indemnification. The Trust will indemnify the Transfer Agent against and hold it harmless from any and all losses, claims, damages, liabilities or expenses of any sort or kind (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit or other proceeding (a "Claim") unless such Claim has been judicially determined to have resulted from a negligent failure to act or omission to act or bad faith of the Transfer Agent in the performance of its duties hereunder. In addition, the Trust will indemnify the Transfer Agent against and hold it harmless from any claim, damages, liabilities, or expenses (including reasonable counsel fees) that is a result of: (i) any action taken in accordance with Written or Oral Instructions, or any other instructions reasonably believed by the Transfer Agent to be genuine and to be signed, countersigned or executed, or orally communicated by an Authorized Person; (ii) any action taken in accordance with written or oral advice reasonably believed by the Transfer Agent to have been given by counsel for the Trust or its own counsel; or (iii) any action taken as a result of any error or omission in any record (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) delivered, or caused to be delivered by the Trust to the Transfer Agent in connection with this Agreement.

                 In any case in which the Trust may be asked to indemnify or hold the Transfer Agent harmless, the Trust shall be advised of all pertinent facts concerning the situation in question. The Transfer Agent will notify the Trust promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Trust although the failure to do so shall not prevent recovery by the Transfer Agent. The Trust shall have the option to defend the Transfer Agent against any Claim which may be the subject of this indemnification, and, in the event that the Trust so elects, such defense shall be conducted by counsel chosen by the Trust and satisfactory to the Transfer Agent, and thereupon the Trust shall take over complete defense of the Claim and the Transfer Agent shall sustain no further legal or other expenses in respect of such claim. The Transfer Agent will not confess any Claim or make any compromise in any case in which the Trust will be asked to provide indemnification, except with the Trust's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

         14. Consequential Damages. In no event and under no circumstances shall either party





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under this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

         15.     Term and Termination.

                 (a) This Agreement shall be effective on the date first written above and shall continue for one year, and thereafter shall automatically continue for successive annual periods ending on the anniversary of the date first written above, provided that it may be terminated by either party upon written notice given at least 90 days prior to such anniversary date.

                 (b) In the event a termination notice is given by the Trust, it shall be accompanied by a resolution of the Board of Trustees, certified by the Secretary of the Trust, designating a successor transfer agent. Upon such termination and at the expense of the Trust, the Transfer Agent will deliver to such successor a certified list of shareholders of the Trust (with names and addresses), and all other relevant books, records, correspondence and other Trust records or data in the possession of the Transfer Agent, and the Transfer Agent will cooperate with the Trust and any successor transfer agent or agents in the substitution process.

         16. Confidentiality. Both parties hereto agree that any non public information obtained hereunder concerning the other party is confidential and may not be disclosed to any other person without the consent of the other party, except as may be required by applicable law or at the request of the Commission or other governmental agency. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

         17. Amendment. This Agreement may only be amended or modified by a written instrument executed by both parties.

         18. Subcontracting. The Trust agrees that the Transfer Agent may, in its discretion, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such Transfer Agent shall not relieve the Transfer Agent of its responsibilities hereunder.

         19.     Miscellaneous.

                 (a) Notices. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or the Transfer Agent, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.





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                 To the Trust:

                 GW Sierra Trust
                 888 South Figueroa Street, Suite 1100
                 Los Angeles, CA 90017

                 Attention F. Brian Cerini, President

                    with a copy to:     Richard W. Grant, Esq.
                                        Morgan, Lewis & Bockius
                                        2000 One Logan Square
                                        Philadelphia, PA  19103-6993

                                        Lawrence J. Sheehan, Esq.
                                        O' Melveney & Myers
                                        400 South Hope Street
                                        Los Angeles, CA  90071

                 To the Transfer Agent:

                 Great Western Financial Fund Administration
                 888 South Figueroa Street, Suite 1100
                 Los Angeles, CA 90017

                 (b) Successors. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns, provided, however, that this Agreement shall not be assigned to any person other than a person controlling, controlled by or under common control with the assignor without the written consent of the other party, which consent shall not be unreasonably withheld.

                 (c) Governing Law. This Agreement shall be governed exclusively by the laws of the State of California.

                 (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

                 (e) Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                 (f) Independent Contractors. The parties agree that they are independent





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contractors and not partners or co-venturers.

                 (g) Entire Agreement; Severability. This Agreement and the Schedules attached hereto constitute the entire agreement of the parties hereto relating to the matters covered hereby and supersede any previous agreements. If any provision is held to be illegal, unenforceable or invalid for any reason, the remaining provisions shall not be affected or impaired thereby.

                          IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                 GW SIERRA FUNDS

                                 By  /s/   F. Brian Cerini
                                    -------------------------------------
                                 Title          Chairman
                                      -----------------------------------

                                 GW  FINANCIAL FUND ADMINISTRATION

                                 By  /s/     Tai-Chin Tung
                                   --------------------------------------
                                 Title      Chief Operating Officer
                                      -----------------------------------





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                                   SCHEDULE A

                               TRANSFER AGENT FEE


         The Trust shall pay the Transfer Agent a fee set forth in The Administration Agreement. Such fee shall be billed by the Transfer Agent monthly in arrears.





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                                   SCHEDULE B

                             OUT-OF-POCKET EXPENSES

         The Trust shall reimburse the Transfer Agent monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

         -   Microfiche/microfilm production
         -   Magnetic media tapes and freight
         - Printing costs, including certificates, envelopes, checks, and stationery
         - Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Trust
         -   Due diligence mailings
         - Telephone and telecommunication costs, including all lease, maintenance and line costs
         -   Ad hoc reports
         -   Proxy solicitations, mailings and tabulations
         -   Daily & Distribution advice mailings
         -   Shipping, Certified, and Overnight mail and insurance
         -   Year-end form production and mailings
         - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
         -   Duplicating services
         -   Courier services
         -   Incoming and outgoing wire charges
         -   Federal Reserve charges for check clearance
         -   Overtime, as approved by the Trust
         -   Temporary staff, as approved by the Trust
         - Record retention, retrieval, and destruction costs, including, but not limited to, exit fees charged by third party record keeping vendors
         -   All Systems enhancements
         - Such other miscellaneous expenses reasonably incurred by the Transfer Agent in performing its duties and responsibilities under this Agreement.

         The Trust agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with the Transfer Agent. In addition, the Trust will promptly reimburse the Transfer Agent for any other unscheduled expenses incurred by the Transfer Agent whenever the Trust and the Transfer Agent mutually agree that such expenses are not otherwise properly borne by the Transfer Agent as part of its duties and obligations under the Agreement.





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                                   SCHEDULE C

               DUTIES OF THE TRANSFER AGENT OR ITS SERVICE AGENT


1. Shareholder Information. GW Administration shall maintain a record of the number of shares of the Trust ("Shares") held by each holder of record ("Shareholders") which shall include name, address, taxpayer identification and which shall indicate whether such Shares are hold in certificates or uncertificated form.

2. Shareholder Services. GW Administration will investigate all inquiries from Shareholders relating to Shareholder accounts and will respond to all communications from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between GW Administration and its Service Agent.

3. Shares. GW Administration shall also maintain a record of each share issued, the number of Shares represented thereby and the holder of record. With respect to Shares held in open accounts, GW Administration shall maintain comparable records of the record holders thereof, including their names, addresses and taxpayer identification.

4. Returned Checks. In the event that any checks or other order for the payment of money is returned unpaid for any reason, GW Administration will:
(i) give prompt notice of such return; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as GW Administration may from time to time deem appropriate.

5. Processing. GW Administration shall process all requests to purchase, exchange, transfer or redress Shares in accordance with the procedures set forth in the Trust's Prospectus and maintain daily the following information with respect to each Shareholder account as received;

         -       Name and Address (Zip Code)
         -       Taxpayer Identification Number
         -       Balance of Shares hold by Agent
         -       Beneficial owner code:  i.e., male, female, joint tenant, etc.
         -       Dividend code (reinvestment)

6.       Miscellaneous Duties of GW Administration

         A.      Daily Activities

         - Answer written inquiries relating to Shareholder accounts (matters relating to portfolio management, distribution of Shares and other management policy questions will be referred to the Trust).





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         -       Upon receipt of proper instructions and all required
                 documentation, process requests for repurchase of Shares.

         - Identify redemption requests made with respect to accounts in which Shares have been purchased within an agreed-upon period of time for determining whether good funds have been collected with respect to such purchase and process.

         - Examine and process all transfers of Shares, ensuring that all transfer requirements and legal documents have been supplied.

         -       Issue and mail replacement checks.

         - Open new accounts and maintain records of exchanges between accounts.





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